ARTICLES OF INCORPORATION

OF

JUFEEL INTERNATIONAL GROUP

The undersigned, desiring to form a corporation for profit under the Wyoming Business Corporation Act, does hereby certify as follows:

FIRST:  The name of the corporation shall be Jufeel International Group.

SECOND:  Its registered agent is Wyoming Corporation Service, Inc., whose address is 1005 Country Club Avenue, Cheyenne, Wyoming 82001.

THIRD:  The purpose for which the corporation is formed is to engage in any lawful activity.

FOURTH:  The maximum number of shares of all classes which the corporation is authorized to have outstanding is unlimited, and shall be comprised of Common Stock and Preferred Stock.  The holders of Preferred Stock shall have such preferences, limitations and relative rights as may be determined, prior to the issuance of such shares, by the Board of Directors.  Except as may be limited by the preferences, limitations and relative rights of holders of Preferred Stock (to the extent such are permitted by law) the holders of Common Stock shall possess all voting rights and shall be entitled to all dividends and to distribution of the assets of the corporation upon dissolution.

FIFTH:  The corporation shall have perpetual existence.

SIXTH:  The incorporator and his post office address is as follows: Ross Bagne, 1005 Country Club Avenue, Cheyenne, Wyoming 82001.

SEVENTH:  The number of the members of the board of directors shall be at least one, and may be otherwise  fixed from time to time by the bylaws or by resolution of the board of directors; provided that no reduction in the number of directors shall affect the term of office of any director then serving, Initially, the board of directors shall consist of one individual, and such  initial director of the corporation shall be Rongxuan Zhang ,  207-12 Northern Boulevard, Second Floor, Bayside, New York 11361.

EIGHTH:  The corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Sections 17-16-851 and 17-16-856 of the Wyoming Business Corporation Act (the "Act").  This Article SEVENTH is intended to obligate the corporation in advance to indemnify as provided in Section 17-16-858 of the Act, as such Section or other sections named herein are renumbered or codified from time to time

NINTH: Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Dated this 20th day of July, 2017.

/s/ Ross Bagne

Ross Bagne, Incorporator

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